UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 7, 2021

Lightstone Value Plus Real Estate Investment Trust V, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	000-53650	20-8198863
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1985 Cedar Bridge Avenue, Suite 1,

Lakewood, New Jersey 08701

(Address of principal executive offices)

(Zip Code)

(732) 367-0129

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8 K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

BayVue Apartments located in Tampa, Florida

On July 7, 2021, Lightstone Value Plus Real Estate Investment Trust V, Inc. (the “Company”), through LVP BH BayVue LLC (“LVP BH BayVue”), a subsidiary of Lightstone REIT V OP LP, the Company’s operating partnership, entered into an Assignment and Assumption of Purchase and Sale Agreement (the “Assignment”) with Lightstone Acquisitions VII LLC (the “Assignor”), an affiliate of the Lightstone Group, LLC, which serves as the Company’s external advisor through various affiliates (collectively, the “Advisor”).  Under the terms of the Assignment, LVP BH BayVue was assigned the rights and assumed the obligations of the Assignor with respect to that certain Agreement of Purchase and Sale (the “Purchase Agreement”), dated May 4, 2021, as amended, made between the Assignor, as the purchaser, and BayVue Apartments Holdings, LLC (the “Seller”) as the seller, whereby the Assignor contracted to purchase a 368-unit multifamily property located in Tampa, Florida (the “BayVue Apartments”).

See Item 2.01 “Completion of Acquisition or Disposition of Assets” for additional information.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On July 7, 2021, the Company, through LVP BH BayVue, completed the acquisition of the BayVue Apartments from the Seller, an unrelated third party, for approximately $59.5 million, excluding closing and other acquisition related costs.

In connection with the acquisition of the BayVue Apartments, the Company simultaneously entered into mortgage loan facility for up to $52.2 million (the “BayVue Mortgage”) scheduled to mature on July 7, 2024,  with two, one-year extension options, subject to certain conditions. The BayVue Mortgage requires monthly interest payments through its maturity date and bears interest at LIBOR+3.00%  subject to a 3.10% floor through its maturity. The BayVue Mortgage is collateralized by the BayVue Apartments and is non-recourse to the Company. In connection with the acquisition of the BayVue Apartments, the Company received initial aggregate proceeds of $44.3 million under the BayVue Mortgage and paid approximately $15.2 million of cash. As a result, the BayVue Mortgage had a remaining availability of $7.9 million.

In connection with the acquisition, the Advisor received an aggregate of approximately $1.3 million in acquisition fees, acquisition expense reimbursements and debt financing fees.

The capitalization rate for the acquisition of the BayVue Apartments was approximately 4.22%. The Company calculates the capitalization rate for a real property by dividing the net operating income (“NOI”) of the property by the purchase price of the property, excluding costs. For purposes of this calculation, NOI was based upon the twelve months ended March 31, 2021. Additionally, NOI is all gross revenues from the property less all operating expenses, including property taxes and management fees but excluding depreciation.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The discussion contained with respect to the BayVue Mortgage in “Item 2.01 Completion of Acquisition or Disposition of Assets” of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits.

(a) and (b) Financial Statements and Pro Forma Financial Information.

The financial statements required by this item are not being filed herewith.  To the extent financial statements are required by this item, such financial statements will be filed with the Securities and Exchange Commission by amendment to this Form 8-K no later than 71 days after the date on which this Form 8-K is required to be filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST V, INC.

Date: July 9, 2021	By:	/s/ Seth Molod
Seth Molod
Chief Financial Officer and Treasurer

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